EXHIBIT 99.1

For Immediate Release

Contact:
Standard Financial Corp.	Allegheny Valley Bancorp, Inc.
Timothy K. Zimmerman	Andrew W. Hasley
President & CEO	President & CEO
(412) 856-0363	(412) 781-0320
tzimmerman@standardbankpa.com	ahasley@avbpgh.com

Standard Financial Corp. and Allegheny Valley Bancorp, Inc.
Announce Shareholder Approval of Merger

MONROEVILLE, PA and PITTSBURGH, PA, March 28, 2017 – Standard Financial Corp. (OTCQX: STND) (“Standard Financial”), the parent holding company for Standard Bank, PaSB (“Standard Bank”) and Allegheny Valley Bancorp, Inc. (OTCQX: AVLY) (“Allegheny Valley Bancorp”), the parent holding company for Allegheny Valley Bank of Pittsburgh (“Allegheny Valley Bank”), jointly announced today that shareholders of Standard Financial and Allegheny Valley Bancorp have approved the previously announced partnership of their financial institutions.  As previously disclosed, all requisite regulatory approvals have been received by the parties. The mergers of Allegheny Valley Bancorp into Standard Financial and Allegheny Valley Bank into Standard Bank are expected to be completed on April 7, 2017, subject to the satisfaction of customary closing conditions.

About Standard Financial Corp. and Standard Bank
Standard Financial Corp., with total assets of $488 million at December 31, 2016, is the parent company of Standard Bank, a Pennsylvania chartered savings bank which operates nine offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland.  Standard Financial Corp. is traded on the OTCQX Exchange by OTC Markets Group under the symbol STND. Standard Bank is a member of the FDIC and an Equal Housing Lender. For more information about the company, please refer to its Web address, https://www.standardbankpa.com/

About Allegheny Valley Bancorp, Inc. and Allegheny Valley Bank of Pittsburgh
Allegheny Valley Bancorp, Inc., with total assets of $439 million at December 31, 2016, is the parent company of Allegheny Valley Bank of Pittsburgh, a Pennsylvania chartered bank which operates nine offices serving individuals and small to mid-sized businesses in Allegheny County, Pennsylvania. Allegheny Valley Bancorp, Inc. is traded on the OTCQX Exchange, operated by OTC Markets Group, under the symbol AVLY. For more information about the company, please refer to its Web address, www.avbpgh.com

Special Note Concerning Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. All statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from forward-looking statements. These factors include, among others, the following: ability to meet closing conditions to the merger on the expected terms and schedule; delay in closing the merger; changes in interest rates; national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the size, quality and composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in our market area; changes in real estate market values in our market area; and changes in relevant accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.